UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2007

Otelco Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32362	52-2126395
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

On July 13, 2007, Otelco Inc. (“Otelco”) entered into a first amendment to its amended and restated credit agreement (the “Credit Agreement”), dated as of July 3, 2006, by and among Otelco and the other credit parties signatories thereto and General Electric Capital Corporation (“GE Capital”), as a lender and an agent for the lenders, and other lenders from time to time party thereto (together with GE Capital, the “Lenders”).

Among other things, the amendment reduced the applicable margins on the interest rates under the Credit Agreement. Interest rates applicable to borrowings under the Credit Agreement are set at a margin over an index rate (which is defined as the higher of the prime rate or the federal funds rate plus 50 basis points) or LIBOR. As of July 13, 2007, the applicable margin under the index rate option has been reduced from 2.25% to 0.75%, and the applicable margin under the LIBOR option has been reduced from 3.25% to 1.75%.

In addition, pursuant to the amendment, Otelco must maintain a Consolidated Senior Leverage Ratio (as defined in the Credit Agreement) of not more than 3.00 to 1.00.  The definitions of Dividend Suspension Period and Interest Deferral Period contained in the Credit Agreement have also been amended.

The foregoing description of the amendment to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1
First Amendment dated as of July 13, 2007 to Amended and Restated Credit Agreement, dated as of July 3, 2006, by and among Otelco and the other credit parties signatories thereto and GE Capital, as a lender and an agent for the lenders, and other lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
(Registrant)
Date: July 13, 2007	By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr. Title: Chief Financial Officer